EXHIBIT 21

LIST OF SUBSIDIARIES

Subsidiary Name                                      State of Formation
---------------                                     -------------------

American Ecology Environmental Services Corporation  Texas Corporation

American Ecology Holdings Corporation                Delaware Corporation

American Ecology Recycle Center, Inc.                Delaware Corporation

American Ecology Services Corporation                Delaware Corporation

Texas Ecologists, Inc.                               Texas Corporation

US Ecology, Inc.                                     California Corporation

US Ecology Idaho, Inc.                               Delaware Corporation

US Ecology Nevada, Inc.                              Delaware Corporation

US Ecology Washington, Inc.                          Delaware Corporation

US Ecology Texas, L.P.                               Texas Limited Partnership


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